Exhibit 99.1

NEWS RELEASE

Date:	December 14, 2004
FOR IMMEDIATE RELEASE

Contact:	Cheryl Moll
XETA Technologies
(918) 664-8200

XETA TECHNOLOGIES ANNOUNCES
$1.2 MILLION SERVICES CONTRACT WITH MARTA

Broken Arrow, Okla. – XETA Technologies announced today the signing of a $1.2 million contract to supply installation services to the Metropolitan Atlanta Rapid Transit Authority (MARTA).

Under the terms of the contract, XETA will install nine Nortel Networks Communication Server R4.0 systems, train the appropriate customer personnel and maintain the systems for the 12-month warranty period. These systems, including carrier remotes and mini remotes, total more than 3,200 ports. The applications to be deployed include IP telephony, as well as CallPilot, Symposium, Periphonics Interactive Voice Response (IVR), Optivity Telephony Manager (OTM), all trademarked products of Nortel Networks.

As Atlanta’s public transportation system, MARTA carries 98 percent of all transit riders in the Atlanta region. MARTA contributes $476 million annually to Atlanta’s gross regional product and is a major resource in alleviating traffic congestion by connecting employees and employers throughout Atlanta’s metro region.

“The single-vendor standardized network of converged systems, along with the extensive library of advanced applications, provide MARTA numerous opportunities to improve personnel efficiency, reduce telco costs, and enhance and expand services to their customers,” said Don Reigel, XETA Executive Director of Sales.

According to Jack Ingram, XETA CEO, “XETA continues to strengthen both its customer base and internal operational community in support of the Nortel Networks platform, as evidenced by this very significant contract with this prestigious customer. The installations and training should be essentially complete by the end of our second fiscal quarter.”

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About XETA Technologies

XETA Technologies is a leading provider of communications solutions with sales and service locations nationwide, serving national business clients in sales, consulting, engineering, project management, installation and service support.  Through internal growth and corporate acquisitions, XETA is a frontrunner in the emerging, highly technical world of converged communications solutions for voice, data and video applications.   XETA is one of the largest providers of Avaya voice and data systems and has recently added the Nortel Networks product line of voice and data solutions.   XETA is also the largest distributor for Hitachi’s PBX group—the leading provider of communication systems for the lodging industry—and has long been recognized as the leading provider of call accounting solutions to the hospitality industry.

XETA Technologies has recently been recognized by Business 2.0 magazine’s “Fastest-Growing Technology Companies” and has also been recognized by Fortune Small Business magazine’s Top 100 Fastest-Growing Companies, Fortune magazine’s “100 Fastest-Growing Companies,” Forbes magazine’s “Best 200 Small Companies in America” and BusinessWeek’s  “Top 100 Hot Growth Companies.”  For more information about XETA Technologies, visit www.xeta.com

About MARTA

The Metropolitan Atlanta Rapid Transit Authority (MARTA) is Atlanta’s state-of-the-art public transportation system consisting of a network of bus routes linked to a heavy rail subway-like system.  Established as an agency in 1966, MARTA’s mission is to provide customers with the highest level of safe, clean, reliable and affordable transportation.  MARTA is the ninth largest transit system in the U.S. and North America that provides bus, rail and paratransit service.